Exhibit 99.(l)

Mr. David Marcus
70 Ridge View Drive
Basking Ridge, NJ 07920

November 30, 2009

Evermore Funds Trust
89 Summit Avenue, 3rd Floor
Summit, New Jersey, 07901

Re:     Seed Capital Subscription Agreement

Ladies and Gentlemen:

I am the Chief Investment Officer of Evermore Global Advisors, LLC, which serves as the investment advisor to the Evermore Funds Trust (the “Trust”). I propose to acquire shares of beneficial interest (the “Shares”) of the Trust for an aggregate price of $100,000, as follows:

Fund	Class of Shares	Number of Shares	Price per Share	Aggregate Price
Evermore Global Value Fund	A	1,666.666	$10.00	$16,666.66
Evermore Global Value Fund	C	1,666.667	$10.00	$16,666.67
Evermore Global Value Fund	I	1,666.667	$10.00	$16,666.67
Evermore European Value Fund	A	1,666.666	$10.00	$16,666.66
Evermore European Value Fund	C	1,666.667	$10.00	$16,666.67
Evermore European Value Fund	I	1,666.667	$10.00	$16,666.67

I will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940. I will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. I will purchase the Shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

I consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/David Marcus

Agreed and accepted as of November 30, 2009:

Evermore Funds Trust

/s/ Eric LeGoff
By: Eric LeGoff
Title: Chief Executive Officer